Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

TOMBIGBEE BANCSHARES, INC.

and

BANCTRUST FINANCIAL GROUP, INC.

dated April 7, 2005

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement"), dated the 7th day of April, 2005, has been entered into by and between TOMBIGBEE BANCSHARES, INC., an Alabama corporation ("Buyer"), and BANCTRUST FINANCIAL GROUP, INC., an Alabama corporation ("Seller").

RECITALS

Seller is the beneficial and record owner of all the issued and outstanding shares of the capital stock (hereinafter referred to as the "Shares") of SWEET WATER STATE BANK, an Alabama state bank (the "Bank"), which it desires to sell and convey to Buyer, and Buyer desires to acquire and purchase the Shares from Seller, all upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

NOW THEREFORE, in consideration of these premises and the undertakings described herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Subject to and in accordance with the terms of this Agreement, at the Closing, as defined in Section 1.03, Seller shall sell, assign, transfer and deliver unto Buyer all the Shares, free and clear of any and all liens, claims, rights of third parties, charges or encumbrances of any kind or character whatsoever, and Buyer shall acquire and purchase the Shares from Seller for the sum in cash of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the "Purchase Price").

1.02 Delivery of Stock Certificates. At the Closing, Seller shall deliver to Buyer valid stock certificates issued by the Bank evidencing the Shares duly endorsed in blank. The stock certificates shall be in such form and content as counsel to Buyer may reasonably require.

1.03 Closing and Closing Date. The sale and delivery of the Shares to Buyer, the payment of the Purchase Price to Seller and the consummation of the other transactions contemplated hereby to occur contemporaneously therewith (herein called the "Closing") shall take place at the offices of Seller's Counsel on that business day which is the fifth business day immediately following the date of expiration of the statutory and regulatory waiting periods referenced in Section 7.01 hereof, provided all the other conditions described in Article VII below, to the extent not waived, have been satisfied, or at such other place, time or date as the parties hereto may hereafter agree to in writing (the date of Closing being herein referred to as the "Closing Date").

ARTICLE II

INVESTIGATION OF BANK

2.01 Access to Records. Between the date hereof and the Closing Date, Seller shall give to Buyer and Buyer's counsel, accountants and other representatives full access during normal business hours to all the properties, documents, contracts and records of Bank relating to its assets or operations and shall furnish Buyer with copies of such documents, contracts and records and with such information with respect thereto as Buyer may from time to time reasonably request ("Due Diligence Information"). At Closing, Buyer will furnish to Seller, the following written acknowledgement: "Buyer acknowledges that Seller has provided Buyer with all requested information, including all Due Diligence Information, with full and complete access to the records and personnel of the Bank, and with the opportunity to ask questions and receive answers, to any and all inquiries or questions of Buyer in connection with the Acquisition," provided that exceptions, if appropriate, may be noted in writing.

2.02 Confidentiality.

(a) Neither party will disclose the negotiations or the status of the Acquisition without the express consent of the other party, other than to those of its affiliates, directors, officers, employees, lenders, regulatory authorities, investment bankers, attorneys, accountants, or other advisors or agents (its "Representatives") who have a need to know such information for the purpose of the Acquisition, except as may be required by law.

(b) Buyer will use the Due Diligence Information solely for the purpose of its due diligence investigations of Bank, and unless and until the parties consummate the Acquisition, Buyer and its Representatives will keep the Due Diligence Information strictly confidential. Buyer will disclose the Due Diligence Information only to those of its Representatives who need to know such information for the purposes of the Acquisition. Buyer agrees to be responsible for any breach of this Section 2.02 by any of its Representatives. Buyer also will not use any Due Diligence Information to compete with Seller in the event that this Acquisition is not consummated.

(c) It is understood and agreed that either party would be irreparably injured by a breach of this Section 2.02 by the other party or its or their Representatives, that money damages would not be a sufficient remedy for any such breach and that the injured party shall be entitled to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach (which shall not be the exclusive remedy for any such breach of this Agreement). The injured party shall further be entitled to reasonable attorney's fees and other costs reasonably incurred to remedy any and all breaches by the other party or its Representatives of this Section 2.02.

(d) The provisions of this Section 2.02 shall survive the termination of this Agreement and shall be binding upon the successors and assigns of each party. The provisions of this Section 2.02 are in addition to and not in lieu of any of the requirements or remedies set forth in the confidentiality letter agreement (the "Confidentiality Agreement") between Seller and certain shareholders of Buyer dated September 29, 2004, which Seller and Buyer each adopts as its own as if executed by it as of the date of this Agreement. In the event of any conflict between the provisions of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall prevail.

2.03 Return of Documents. If the Closing is not consummated and this Agreement is terminated, Buyer shall promptly return all documents, contracts or records of Bank furnished to it by Seller, without retaining any copies or summaries thereof, and shall refrain from using any such documents, contracts and records, or any information obtained therefrom, to compete with Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Notwithstanding any independent investigation or verification undertaken by the Buyer, or its Representatives, Seller hereby represents and warrants to Buyer the following:

3.01 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama having all corporate power and authority necessary to own its property and operate its businesses as now conducted. Seller has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the required regulatory actions, approvals and consents described in Section 3.16 hereof, to perform and carry out the Acquisition pursuant to the terms and conditions of this Agreement.

3.02 Authorization and Effect. This Agreement and the performance of the actions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been executed and delivered by duly authorized and acting officers of Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws generally affecting the enforcement of creditors' rights or by applicable principles of equity if equitable remedies are sought. Other than the regulatory actions, approvals and consents referred to in Section 3.16 hereof, no authorization or approval from any party, governmental agency, public or quasi-public body or authority of the United States, or any state thereof, is necessary for the due execution and delivery by Seller of this Agreement, or for the validity or enforceability of all the provisions of this Agreement against Seller, or for the sale or delivery of the Shares to Buyer, or any other action on the part of the Seller or Bank, or any affiliate of Seller, contemplated by this Agreement.

3.03 Title to Shares and Power to Convey. Seller is the record and beneficial owner of all the issued and outstanding shares of the capital securities of the Bank and has, or will have by the time of Closing, good and marketable title to the Shares free and clear of any and all liens, claims, rights of third parties, charges or encumbrances of any kind or character whatsoever. Seller has, or will have by the time of Closing, full right, power and authority to sell the Shares as provided herein, subject only to receipt of the approvals and consents referred to in Section 3.16 hereof. The execution and delivery of this Agreement by Seller, the consummation of the transactions herein contemplated and the fulfillment of the terms and conditions hereof, when taken either singly or in the aggregate, will not conflict with or result in a breach or violation of any applicable law, regulation, order, writ, judgment, injunction or decree of any court, agency or governmental instrumentality, or of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or pursuant to the charter, articles of incorporation or by-laws of the Seller or Bank, or any indenture, mortgage, agreement or other instrument to which the Seller or Bank, or any affiliate of the Seller, is a party or by which they or any of them may be or are bound.

3.04 Organization, Corporate Power and Licensing. The Bank is duly organized, validly existing and in good standing under the laws of Alabama, possessing all corporate power and authority necessary to own its properties and carry on its business as now conducted. The Bank is properly licensed and in good standing in the State of Alabama where it currently is doing business. The Bank has all licenses, permits or other authorizations from governmental authorities necessary or advisable to operate its business as now conducted, and such licenses, permits and authorizations are currently in full force and effect.

3.05 Capital Stock of the Bank. The authorized capital stock of the Bank consists solely of 30,000 shares of voting common stock, par value $1.00 per share, of which 30,000 shares are issued and outstanding, all being owned of record and beneficially by Seller free and clear of any and all liens, claims, rights of third parties, charges or encumbrances of any kind or character whatsoever. The Shares as of the date of this Agreement are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.16 hereof. Upon the transfer and delivery of the Shares to Buyer at Closing, as herein contemplated, Buyer will receive good and absolute title to the Shares free and clear of all liens, claims, rights of third parties, charges or encumbrances of any kind or character whatsoever, and free from any restriction with respect to transferability other than applicable securities law requirements, regulatory approvals, consents and filings. The Shares have been duly authorized, validly issued and are fully paid, being nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. To Seller's knowledge, the Bank has no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Bank to issue shares of its capital stock or any securities representing the right to purchase or otherwise receive, directly or indirectly, any shares of the capital stock of the Bank, nor is there any agreement providing for an amendment to its Articles of Incorporation so as to increase the amount of authorized capital stock. There are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the Shares. Except as provided herein, there are no restrictions on the ability of the Bank to declare and pay dividends, other than those imposed by applicable state laws and regulations.

3.06 Subsidiaries. The Bank does not own, directly or indirectly, any interest in another corporation. The Bank does not have any investment in a subsidiary or partnership, nor does it, directly or indirectly, own or control outstanding shares of the stock of any corporation sufficient to constitute the voting power to elect a majority of such corporation's board of directors. The Bank does not have any continuing obligations or duties in connection with a prior acquisition, merger or sale of the stock, business or assets of the Bank.

3.07 Financial Statements. The Bank's financial statements for the periods ending December 31, 2003 and 2004 are set forth in Schedule 3.07 (such annual financial statements are collectively referred to herein as the "Financial Statements") and are, and, in the case of those delivered subsequent to the date hereof will be, materially true, correct and complete, and fairly present the financial, operational and changes in capital and surplus and other positions of the Bank as of the dates indicated and have been prepared in conformity with accounting practices prescribed or permitted by the bank regulatory authorities exercising jurisdiction over the Bank, and fairly present all the information therein included in accordance with such basis of accounting.

3.08 Taxes.

(a) Except as set forth on Schedule 3.08, all tax returns required to be filed by or on behalf of the Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for taxes on the Financial Statements are, to the knowledge of the Seller, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other taxes (including any interest or penalties) of the Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which the Bank may at such dates have been liable in its own right or as a transferee of the assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the knowledge of Seller, threatened by any taxing authority which is likely to result in a material tax liability, no material unpaid tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of tax have been entered into by or on behalf of the Bank. The Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(b) The Bank has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation, income, social security and employment tax withholding for all types of compensation). The Bank is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local tax laws, and such records identify with specificity all accounts subject to backup withholding under applicable federal law.

3.09 Annual Statements. The Seller and the Bank have at all times, to Seller's knowledge, filed or caused to be filed in a timely manner all returns, reports, notices, documents and information required by those laws, regulations, rules and orders applicable to either the Bank, or Seller, or any affiliate of Seller, which filings are due to or on account of, the Seller's ownership of, or relationship to, the Bank.

3.10 Title and Related Matters.

(a) Title. To Seller's knowledge, the Bank has good and marketable title to all the properties, interest in properties and assets, real and personal, that are material to the business of the Bank (except properties, interests and assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances reflected in the financial statements of the Bank, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the knowledge of Seller, the material structures and equipment of the Bank comply in all material respects with the requirements of all applicable laws.

(b) Computer Hardware and Software. Schedule 3.10 contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of the Bank. Seller is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of the Bank.

3.11 Contracts. To Seller's knowledge, except as set forth in Schedule 3.11:

(a) The Bank does not have in effect any lease for real or personal property, whether as lessor or lessee, other than those set forth in Schedule 3.11 hereto;

(b) The Bank has not incurred any contractual obligations (i) other than in the usual and ordinary course of its business in accordance with past practice, (ii) which are to be performed in any material respect on or after the Closing Date, (iii) which involve future payments to or by the Bank of more than $10,000 (other than a pending purchase of a video surveillance system with an estimated cost of $15,000), or (iv) which extend beyond one year;

(c) There are no outstanding contracts between the Bank, on the one part, and any salesman, producer, solicitor, broker, sales representative or the like on the other, except for contracts terminable by the Bank at any time upon not less than thirty (30) nor more than one hundred eighty (180) days notice;

(d) Other than for service of process, the Bank does not have any power of attorney outstanding, whether general or specific, for any purpose; and

(e) Each contract to which the Bank is a party or pursuant to which it has rights or obligations is at the date hereof in full force and effect in accordance with its terms, the parties thereto not being in default, and no event has occurred or shall occur as the result of any transactions contemplated by this Agreement which, with the giving of notice or passage of time or both, would constitute a default.

3.12 Insurance Coverage. The Bank, either directly or through Seller, has in full force and effect all such policies or contracts of insurance naming it or its officers, directors or employees as the insured or an additional assured or insured as are prudent and reasonable for entities of like kind and character, such policies or contracts of insurance being in those amounts and affording the coverages against those risks as are described in Schedule 3.12 hereto.

3.13 Licenses. To Seller's knowledge, since December 31, 2004, the Bank has not had any license, permit, certificate of authority or other governmental or regulatory authorization revoked or suspended, nor has the Seller received any notice or acquired any knowledge of, a fact or condition that could result in the revocation, suspension, limitation, condition or non-renewal of any license, permit, certificate of authority or governmental or regulatory authorization now held by the Bank.

3.14 Regulatory Reports and Compliance. During each of the fiscal years for which Financial Statements have been provided and to date, to Seller's knowledge, the Bank has filed all statements, reports and other documents, in substantially accurate form, as required by the laws, regulations and governmental agencies of each jurisdiction in which it is required to be or is qualified or licensed or otherwise authorized to do business as a foreign or alien corporation, and the Bank's business has been and is being conducted in substantial compliance with all applicable statutes, laws, regulations and ordinances, as well as all orders, writs, injunctions and decrees of any court, administrative agency or governmental body. The Seller has not received during such period any written communications directed to it or the Bank by any bank regulatory agency pursuant to which such agency has imposed or has indicated it may impose any material restrictions on the operations or business conducted by the Bank or in which such agency has raised any material question concerning the condition, financial or otherwise, of the Bank.

3.15 Charter and Bylaws. Schedule 3.15 contains true and correct copies of the articles of incorporation and bylaws of the Bank, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Closing Date, without the prior written consent of Buyer.

3.16 Regulatory Approvals. Except for consents and regulatory actions which may be required by the laws of the State of Alabama, the Federal Deposit Insurance Act and the Bank Holding Company Act of 1956, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the Acquisition. Seller is not aware of any reason why all consents, approvals and authorizations required to permit the sale by Seller and the purchase by Buyer of the Shares as contemplated herein would not be obtained solely as a result of any characteristic of the Bank or Seller.

3.17 Pension and Employee Benefit Plans.

(a) To the knowledge of Seller, all employee benefit plans of the Bank have been established in compliance with, and such plans have been operated in material compliance with, all applicable laws. Except as set forth in Schedule 3.17, the Bank does not sponsor or otherwise maintain a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan that is intended to qualify under section 401 of the Code, nor do any unfunded liabilities exist with respect to any employee benefit plan, past or present. To the knowledge of Seller, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which may have a material adverse effect on the condition, financial or otherwise, of the Bank.

(b) To the knowledge of Seller, no amounts payable to any employee of the Bank will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Notwithstanding any independent investigation or verification undertaken by Seller or its representatives, Buyer hereby represents and warrants to Seller the following:

4.01 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama having all corporate power and authority necessary to own its property and operate its business as now conducted. At least 51% of the voting capital stock of Buyer is or will at Closing be owned, in the aggregate, by the following shareholders of Buyer: Stratton Lewis, Jr., A.W. Compton, Jr., J.O. Kerby, James M. Lewis, Mary Jane Loftin, and Pat Young (collectively, the "Buyer Principals"), together with other former shareholders of Sweet Water State Bancshares, Inc. and the lineal descendants of the Buyer Principals and such other former shareholders. Buyer has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the regulatory approvals and actions described in Section 4.05 hereof, to perform and carry out the Acquisition pursuant to the terms and conditions hereof.

4.02 Authorization and Effect. This Agreement and the performance of the actions provided for herein have been, or will at Closing have been, duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement, assuming its due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws generally affecting the enforcement of creditors' rights or by applicable principles of equity if equitable remedies are sought.

4.03 Securities Act; Intent to Hold. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state "Blue Sky" laws, and agrees not to sell the Shares in violation of any federal or state securities law or the regulations issued thereunder. The Shares being acquired by Buyer are being purchased by Buyer for its own account and not with a view to resale in connection with any distribution or public offering. Buyer covenants that it shall not engage in or permit any change of control transaction involving Buyer or the Bank for a period of eighteen (18) months following the Closing; provided that the foregoing shall not restrict or impair a change of control that occurs solely as a result of the death and transfer by will or intestacy of stock of the Buyer.

4.04 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with its terms and conditions on the part of Buyer will conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the Articles of Incorporation or Bylaws of Buyer, or (ii) assuming all requisite regulatory approvals are duly obtained, any law, rule, regulation, judgment, order, decree or injunction applicable to Buyer, or any of its properties or assets.

4.05 Regulatory Approvals. Except for the consents and the regulatory actions which may be required by the State of Alabama, the Federal Deposit Insurance Act and the Bank Holding Company Act of 1956, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the Acquisition solely as a result of a characteristic of Buyer. Buyer is not aware of any reason why any such consent, approval or authorization as is required to permit the sale by Seller and purchase by Buyer of the Shares would not be obtained solely as a result of any characteristic of Buyer or the Buyer Principals.

4.06 Seller's Representations and Warranties. To the knowledge of Buyer, the representations and warranties of Seller set forth in Sections 3.04, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.13, 3.14 and 3.15 of this Agreement, to the extent that they relate to the day to day operations of the Bank, are true and correct.

ARTICLE V

COVENANTS OF THE PARTIES

5.01 Conduct of the Business Prior to Closing. Except as set forth in Schedule 5.01, during the period from the date hereof until Closing, Seller will cause the Bank to conduct its business only in the ordinary course, consistent with past practices (except as required to consummate the transactions contemplated hereby or as otherwise permitted in this Agreement) and will cause the Bank to maintain and preserve its business organization, insurance coverages, licenses, permits, material agreements and credit facilities. From the date hereof until Closing, except as otherwise consented to or approved by Buyer and Seller in writing or as permitted or required by this Agreement, Seller will not permit the Bank to:

(a) change any provision of its Articles of Incorporation or Bylaws or any similar governing document;

(b) change the number of shares of its authorized or issued capital stock, or issue or grant any option, warrant, call, commitment, subscription, right of purchase or other agreement of any kind or character relating to its capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any shares of its capital stock; provided that the Bank shall pay a dividend to Seller at or immediately prior to the Closing in the amount of $500,000, and further provided that, from the date hereof through the Closing, the Bank shall continue to pay ordinary dividends in an amount equal to 50% of monthly net income computed in accordance with GAAP and prior practices, with a final prorated dividend to be paid as of the month ended immediately prior to or on the day of the Closing.

(c) except in the ordinary course of business, consistent with past business practices: (i) enter into any transaction, contract or commitment (including the incurrence of indebtedness and disposition of capital assets); (ii) enter into any employment agreements with, increase the rate of compensation of, or pay or agree to pay any bonus to any of its directors, officers or employees; (iii) implement any new employee benefit plan or modify any arrangement now in effect; (iv) materially amend any existing employee benefit plan or arrangement, except as required by law; (v) enter into, amend in any material respect or terminate any material contract; (vi) make any material change in the nature of its business or operations; (vii) modify or terminate its current business practices, including, but not limited to, licenses, permits, material agreements, employment relationships, banking and custodial relationships, products, data processing facilities and systems, record keeping systems, and real estate leases; (viii) sell, transfer, or assign any furniture, equipment or other tangible property owned by the Bank; (ix) hire any employees other than required replacement clerical personnel, if any; (x) terminate any employees; (xi) relocate the Bank's offices; or (xii) cause the Bank to change prices on its products and/or eligibility requirements;

(d) fail to make any payment when due or perform an obligation required of it to be performed;

(e) pay any obligation not reflected on the Financial Statements except for obligations arising after the date thereof in the usual and ordinary course of business as established by past practices;

(f) make or commit to make any capital expenditure in excess of $10,000 in the aggregate;

(g) guarantee or incur any obligation as a surety on account of any indebtedness of others (other than providing letters of credit in the ordinary course of business);

(h) fail to file or submit any federal, foreign, state or local income tax return, including payroll tax returns, or other tax report which is required to be filed or submitted for periods ending on or prior to the Closing Date, or fail to timely pay any taxes, interest or penalties due in connection with such returns or reports, or any assessment therefor;

(i) fail to continue in force all policies, certificates or contracts of insurance in favor of the Bank or the officers and directors thereof, in substantially the same character, amount and coverage as those in force on the date hereof, or permit any material change in any such insurance coverages; or

(j) undertake, or fail to take, any other action that would make any representations or warranty made by the Seller in this Agreement materially inaccurate or misleading as of the Closing Date.

5.02 Solicitation Restriction.

(a) Except with respect to this Agreement and the transactions contemplated hereby, neither Seller nor any "affiliate" (as defined below) thereof, nor any Representative retained by Seller or Bank, shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "Takeover Proposal" (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of Seller's Board of Directors to the Seller's shareholders as advised in writing by counsel to such Board of Directors (a copy of which shall be provided to Buyer), neither Seller nor any affiliate or Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Takeover Proposal, and Seller shall direct and use its reasonable efforts to cause its affiliates or Representatives not to engage in any of theforegoing, but Seller may communicate information about such a Takeover Proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised in writing by counsel (a copy of which shall be provided to Buyer). Seller shall promptly notify Buyer orally and in writing in the event that it receives any inquiry or proposal relating to such transaction. Seller shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.02, an "affiliate" of a party means (1) any other party directly or indirectly controlling, controlled by or under common control with such party, (2) any executive officer, director, partner, employer or direct or indirect beneficial owner of a 10% or greater equity or voting interest in such party, or (3) any other party for which a party described in clause (2) acts in any such capacity. As used in this Section 5.02, "Takeover Proposal" shall mean any proposal for a merger or other business combination involving Bank or for the acquisition of a significant equity interest (25% or more) in Bank (unless through a merger or other business combination with the Seller) or for the acquisition of a significant portion of the assets or liabilities of the Bank. "Takeover Proposal" shall not include a proposal for a merger or other business combination involving Seller, as opposed to the Bank, provided that this Agreement is assumed by the acquiring party.

(b) If, after the date of this Agreement, a Takeover Proposal (as defined above) is offered, presented or proposed to Seller or its shareholders, and thereafter Seller's Board of Directors receives written advice of counsel (a copy of which shall be provided to Buyer) that its fiduciary duties require this Agreement to be terminated, then Seller may terminate this Agreement but shall be obligated, immediately upon the occurrence of such termination and in lieu of any other rights and remedies of Buyer, to pay Buyer a cash amount of $100,000 plus Buyer's actual out of pocket expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement as an agreed-upon termination fee.

5.03 Current Information. Seller will promptly notify Buyer (i) of the occurrence of any event which could materially and adversely affect the Bank or impact adversely the ability of Seller to consummate the sale of the Shares as contemplated herein and (ii) of any material adverse change in the operations of the Bank. Similarly, Buyer will promptly notify Seller (i) of the occurrence of any event that could impact adversely the ability of Buyer to consummate the purchase of the Shares as contemplated herein, and (ii) of any material adverse change in the operations of the Bank of which it becomes aware. In addition, each party agrees to give written notice promptly to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or the Bank which would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.04 Subsequent Financial Statements. Seller, to the extent it exercises control over same, shall cause to be delivered to the Buyer those financial statements required herein, as well as all reports, returns or communications relating or pertaining to the Bank which are submitted to bank regulatory authorities having jurisdiction over the Bank.

5.05 Regulatory Matters. The parties hereto will cooperate with each other in the preparation and submission of those filings and documents necessary to obtain the permits, consents, approvals and authorizations of third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller will furnish the other all information concerning itself (including in the case of Seller, information regarding the Bank), its directors, officers and stockholders, and such other matters and things as may be necessary, prudent or advisable in connection with any statement or application made by or on behalf of the Buyer or Seller to any governmental body in connection with the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

5.06 Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible. If at any time after Closing further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action.

5.07 Continued Access to Bank. For a period of two (2) years following the Closing Date, the Buyer shall allow the Seller and its affiliates, during regular business hours, through its employees and representatives, the right to examine and make copies of the books and records pertaining to the business conducted by Bank prior to the Closing Date, for any reasonable business purpose including, but not limited to, the preparation or examination of tax returns and financial statements and conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the business of Bank prior to the Closing Date. The Seller shall reimburse Buyer and Bank for the reasonable out of pocket expenses incurred by Buyer or Bank in connection with such examination. In addition, after such period, the Buyer shall provide the Seller and its affiliates with reasonable access to those books and records relating to matters identified in writing from time to time to the Buyer involving the preparation or examination of tax returns and financial statements and the conduct of any litigation or regulatory dispute resolution. Access to such books and records shall be at the Seller's or such affiliate's expense and may not unreasonably interfere with the Buyer's business operations. Any materials accessed by Seller shall be held confidential by Seller pursuant to the same terms, conditions, and remedies as is provided in Section 2.02. Such information may only be used by Seller in connection with the resolution of disputes and may not be used for marketing or the business operations of Seller or its affiliates.

5.08 Press Release. Each party hereto agrees that, unless approved by the other party in advance, such party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. It is contemplated that the parties shall issue a joint press release upon execution of this Agreement. Notwithstanding the foregoing, each party hereto reserves the right to make any disclosure if such party, in its reasonable discretion, deems such disclosure required by law. In that event, such party shall provide to the other party the text of such disclosure sufficiently in advance to enable the other party to have a reasonable opportunity to comment thereon.

5.09 Notice of Adverse Changes. Each party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or the Bank which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

5.11 Sweet Water Market. Neither Seller nor any of its affiliates will, directly or indirectly, for a period of eighteen (18) months from the Closing Date, (i) organize or acquire a commercial bank or thrift or establish or acquire a branch of a commercial bank or thrift in Sweet Water, Linden, Thomasville or Grove Hill, Alabama; (ii) solicit for employment any employee of the Bank; or (iii) specifically target or solicit any current customers of the Bank.

5.12 Processing. For a period of up to one year following the Closing Date, Seller shall continue to process daily transactions at the Bank in the manner in which Seller currently does so for Bank, and Buyer shall reimburse Seller for its actual expenses incurred in furnishing this service (including labor, supplies, payments to third parties, and other substantiated costs); provided that commencing 91 days after the Closing Date (but not later than November 15, 2005), Buyer shall, in lieu of reimbursement, pay $80.00 per $1 million in assets on the last day of the month, payable and adjusted monthly for any such continuing service.

5.13 Assumption of Agreements. Buyer shall assume or cause the Bank to assume personal property leases, service agreements, licenses and other contracts relating principally to the business of the Bank which stand in the name of Seller, if any, and are identified in writing to Buyer by Seller prior to the execution of this Agreement (or are otherwise known to the Buyer Principals). If Buyer wishes not to assume or cause the Bank to assume any such contracts, then Seller shall use commercially reasonable efforts to obtain the release of the Bank or the Seller with respect to Bank from such contract or contracts; however Buyer and the Bank shall be responsible for the payment of any fees or costs incurred in connection with such release, and if Buyer is unwilling to pay or cause the Bank to pay or pay such fees and costs, then it shall assume the contract or contracts in question.

5.14 Employee Benefit Plans. Seller shall cooperate with Buyer and the Bank in their efforts to effect the orderly transition to Buyer and/or the Bank of employee benefit plans currently maintained by Seller for the benefit of employees of the Bank.

5.15 Change in Control of Buyer or Bank. If, within eighteen months following the Closing, there is a change in control, or an agreement with respect to a change in control, of Buyer such that at least 51% of the capital stock of Buyer is or will be no longer owned by the Buyer Principals, other former shareholders of Sweet Water State Bancshares, Inc., and the lineal descendants of the Buyer Principals and such other former shareholders, or if Buyer within such period sells or enters into an agreement to sell the Bank, then Buyer shall at the effective time of such change in control or sale pay Seller $100,000, plus all of Seller's reasonable out of pocket expenses incurred by Seller in connection with the negotiation of the Term Sheet heretofore executed regarding this transaction and in furtherance of the transactions contemplated by this Agreement.

5.16 Post-Closing Procedures and Settlements.

(a) Within ten (10) business days of the date hereof, each of Seller and Buyer shall designate a representative, and such persons shall prepare and execute a mutually agreeable written document (the "Procedures Document") describing the procedures to be employed and the respective responsibilities of Purchaser and Seller with respect to matters relating to the separation of Bank from Seller's corporate organization, including (i) mail routing, (ii) payroll, (iii) transfer of Bank owned software from Seller equipment, (iv) ATM processing and network participation, (v) identification of contracts, commonly owned assets, prepaid expenses and periodic expenses billed by Seller to Bank, (vi) communications, (vii) credit bureau reporting, (viii) access to cold storage records, (viii) transfer of undivided ownership interest in assets, including computer hardware, but excluding loan participations, (ix) tax sharing arrangements, and (x) employee benefit matters. The Procedures Document may, and shall be, revised as appropriate from time to time. The provisions of this Agreement, in the event of any conflict between the Procedures Document and this Agreement, shall control.

(b) The basic principles upon which such Procedures Document shall be prepared in good faith are (i) each of Buyer and Bank shall move with reasonable speed (with a goal of not later than November 15, 2005 (the "Separation Hurdle Date") to eliminate reliance by Bank upon Seller in all areas where that is commercially practicable (the only area identified as of the date hereof where such separation may not be commercially practicable is with respect to access to cold storage records [RealVision software]), (ii) Seller will make reasonable efforts not to cause Bank to lose access to any key equipment, facilities or processes before the Separation Hurdle Date, (iii) subject to Section 5.12, Buyer shall bear the costs of services provided by Seller after the Closing Date, to the extent material, in an amount equal to the rate previously charged by Seller to Bank for such services, if applicable, or the reasonable expense incurred by Seller in providing such services which would otherwise would not have been incurred by Seller but for providing such services, (iv) Seller shall use good faith efforts to assist Bank in obtaining comparable contracts for any services now obtained by Bank through contracts standing in the name of Seller or its affiliates, and (v) Seller, Buyer and Bank will endeavor to identify any applicable deadline dates for termination or extension of third party contracts relevant to the business of Bank.

(c) As of the closing and again within 45 days thereafter, the Seller and Buyer shall submit and agree upon allocations of expenses accrued but unpaid up to the Closing Date at the rates customarily charged for periods prior to the Closing, unamortized or refundable prepaid expenses and valuation of tangible assets retained by the other that are not fully depreciated, in each case on a daily pro rata basis.

(d) Each party shall be responsible for its own costs and expenses in connection with the formulation and performance of the Procedures Document, post-closing procedures and transition matters except as contemplated herein or therein or as otherwise agreed in writing.

ARTICLE VI

COVENANTS AS TO TAX MATTERS

6.01 Returns and Receipts.

(a) Seller shall prepare and file, or cause to be filed, when due, all returns with respect to taxes that are required to be filed by or with respect to the Bank and that are customarily filed by Seller or filed on a consolidated basis for any Pre-Closing Tax Period. "Pre-Closing Tax Period" shall mean any taxable period that ends before the Closing Date as to which the Bank may be obligated to file any return or pay any tax. The Bank shall prepare and file, or cause to be filed, when due, all returns with respect to taxes that it customarily files. Buyer shall prepare and file, or cause to be filed, when due, all other returns with respect to taxes that are required to be filed by or with respect to the Bank.

(b) With respect to any taxable period ending after December 31, 2004 for the Bank, Buyer shall cause the Bank to prepare and provide to Seller a package of tax information materials not otherwise available to Seller after the Closing Date to allow Seller to file the tax returns that it is required to file. The parties will assist one another with the filing of any short period state or local income tax returns. When the filing of a short period state or local income tax return has an effect on, or is affected by, an applicable state or local premium tax return, tax will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in a reasonable pro-rata manner. The Bank shall be responsible for any tax attributable to the Pre-Closing Tax Period in accordance with the tax sharing agreement between Seller and the Bank dated March 1, 2000 and shall pay such amount to Seller prior to the due date for Seller's next consolidated return due following the Closing Date and shall receive a refund of any excess amounts paid. Inter-company income tax payables and receivables, as well as temporary and permanent differences, will be trued up by performing an analysis of the Seller's and its subsidiaries' deferred tax assets, deferred liability and accrued income tax payable account in accordance with GAAP. "Post-Closing Tax Period" shall mean any taxable period that begins after the Closing Date and, with respect to any taxable period that begins on or before and ends after the Closing Date, the portion of such taxable period beginning on the day following the Closing Date.

6.02 Cooperation; Access to Records. Buyer and Seller (a) shall cooperate with each other in the conduct of any audit or proceeding with respect to taxes of or with respect to the Bank, (b) shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VI and (c) shall, in accordance with current practices of or with respect to the Bank and the provisions of this Article VI, retain such records, documents, accounting data and other information as are necessary for the preparation or filing of returns with respect to taxes of or with respect to the Bank for a period of not less than six years following the filing date of such return, and give each other reasonable access to such records, documents, accounting data and other information in connection with the preparation or audit of any returns with respect to taxes of or with respect to the Bank.

6.03 Section 338(h)(10) Election. Buyer and Seller shall each make such elections under Internal Revenue Code Section 338(h)(10) and shall cause the Bank to take such actions as are necessary to cause the purchase and sale of the Shares to be treated in accordance with the provisions of Section 338(h)(10) of the Internal Revenue Code.

ARTICLE VII

CLOSING CONDITIONS

7.01 General Conditions. The obligations of the parties to this Agreement shall be subject to the satisfaction, on or at Closing, of the following terms and conditions, except as otherwise specifically provided herein:

(a) receipt of all necessary regulatory approvals, without material or substantial qualification or condition, as are required to consummate the transactions contemplated hereby (except where the failure to obtain any such approval would not render the consummation of the purchase and sale of the Shares or the other transactions contemplated hereby illegal or otherwise deprive Buyer of the material benefits of this Agreement), and such shall remain in full force and effect, and all statutory and regulatory waiting periods in respect thereof shall have expired;

(b) neither Seller nor Buyer shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the purchase and sale of the Shares, nor shall there be pending a suit or proceeding by any governmental authority which seeks injunctive or other relief in connection with the purchase and sale of the Shares or any of the transactions contemplated hereby; and

(c) neither Seller nor Buyer shall have notified the other within thirty (30) days following the date of this Agreement that is has received an opinion of counsel or of its accounting firm to the effect that the purchase and sale of the Shares shall not be eligible for treatment under Section 338(h)(10) of the Internal Revenue Code.

7.02 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement shall be subject to the satisfaction, or waiver by Seller at Closing, of the following conditions:

(a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects;

(b) The representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of such date; and

(c) Seller shall have received, in a form and substance satisfactory to its counsel, the following:

(i) Payment of the Purchase Price in cash in immediately available funds;

(ii) The written acknowledgement of Buyer required in Section 2.01 of this Agreement;

(iii) A certificate executed by the President and Chief Financial Officer of Buyer to the effect that the representations and warranties made herein by Buyer are true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and that the Buyer has performed and complied in all material respects with the agreements, conditions, terms and undertakings required to be performed and complied with by the Buyer prior to or on the Closing Date;

(iv) A certificate executed by the President and Chief Financial Officer of Buyer that there shall not, on the Closing Date, exist any pending or threatened, or any meritorious basis for litigation pertaining to this Agreement or the transactions contemplated hereby; and

(v) A copy of the resolution of the Board of Directors or its Executive Committee of Buyer, certified by its Secretary or an Assistant Secretary, authorizing and approving the purchase of the Shares and the transactions contemplated in this Agreement.

7.03 Conditions to the Obligations of Buyer. The obligations of the Buyer under this Agreement shall be subject to the satisfaction, or waiver by Buyer at Closing, of the following conditions:

(a) Each of the obligations of Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects;

(b) The representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of such date;

(c) Buyer shall have received, in a form and substance satisfactory to its counsel, of the following:

(i) Certificates representing the Shares duly endorsed to Buyer in such manner as Buyer reasonably requests;

(ii) A certificate executed by the President and Chief Financial Officer of Seller to the effect that the representations and warranties made herein by Seller are true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and that the Seller has performed and complied in all material respects with the agreements, conditions, terms and undertakings required to be performed and complied with by Seller prior to or on the Closing Date;

(iii) A certificate executed by the President and Chief Financial Officer of Seller that there does not, to such person's knowledge on the Closing Date, exist any pending or threatened, or any meritorious basis for litigation pertaining to this Agreement or the transactions contemplated hereby; and

(iv) A copy of the resolution of the Seller's Board of Directors or its Executive Committee, certified by its Secretary or Assistant Secretary, authorizing and approving the sale of the Shares and the transactions contemplated in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written consent of Seller and Buyer; or

(b) by Seller if there shall have been any material misrepresentation in this Agreement by Buyer or any material breach of a covenant of Buyer hereunder and such breach shall not have been remedied on or before Closing after receipt by Buyer of notice in writing from Seller specifying the nature of the breach and requesting such be remedied; or

(c) by Buyer if there shall have been any material misrepresentation in this Agreement by Seller or any material breach of a covenant of Seller hereunder and such breach shall not have been remedied on or before Closing after receipt by Seller of notice in writing from Buyer specifying the nature of the breach and requesting such be remedied; or

(d) at the election of either Buyer or Seller, if the Closing Date shall not have occurred on or before August 19, 2005, provided that no party shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e) by either Buyer or Seller if any of the conditions precedent to the obligations of such party to consummate the Acquisition cannot be satisfied or fulfilled by the date specified in Section 8.01(d) of this Agreement; or

(f) by Seller pursuant to Section 5.02 hereof.

8.02 Effect of Termination. In the event this Agreement is terminated as provided in Section 8.01 above, this Agreement shall forthwith become void (other than this Section 8.02, and Sections 2.02, 8.04, Article IX, and Section 10.01 hereof which shall remain in full force and effect) and there shall be no further liability on the part of Seller or Buyer except for the liability of Seller and Buyer under Section 8.04 and Article IX.

8.03 Amendment, Extension and Waiver. At any time prior to the consummation of the purchase and sale of the Shares, the parties hereto may: (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions herein except where waiver of such condition would result in a violation of law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04 Termination Fee; Liquidated Damages.

(a) If Buyer fails to consummate the Acquisition as a result of its breach of this Agreement, Buyer shall pay to Seller the sum in cash of $100,000, plus all reasonable out of pocket expenses incurred by Seller in connection with the negotiation of the Term Sheet heretofore executed by the parties to this Agreement and in furtherance of the transactions contemplated by this Agreement, which Buyer and Seller agree represents a reasonable approximation of the damages likely to be incurred by Seller in connection with this Agreement, provided Buyer shall not be obligated to pay such sum if: (i) Buyer terminates this Agreement under Sections 8.01(a) or 8.01(c), or (ii) Buyer terminates under Section 8.01(e) for the failure of a condition that is the responsibility of Seller that has not been cured by Seller as of the Closing Date, or (iii) Buyer terminates under Section 8.01(d) because the failure to close by August 19, 2005 is due to the inability, for any reason, of Seller and not Buyer to close, or (iv) Seller terminates this Agreement pursuant to Section 8.01(f). Notwithstanding the foregoing, if the failure to close is due to the inability of Buyer, due to a characteristic of Buyer or one or more Buyer Principals or a matter caused by the action or inaction of Buyer or any of the Buyer Principals, to obtain one or more required regulatory approvals, then Buyer shall reimburse Seller for all reasonable out of pocket expenses, not to exceed $50,000.00, incurred by Seller in connection with the negotiation of the Term Sheet heretofore executed by the parties to this Agreement and in furtherance of the transactions contemplated by this Agreement.

(b) If Seller fails to consummate the Acquisition as a result of its breach of this Agreement, Seller shall pay to Buyer the sum in cash of $100,000, plus all reasonable out of pocket expenses incurred by Buyer (including amounts paid by Buyer Principals on behalf of Buyer) in connection with the negotiation of the Term Sheet heretofore executed by the parties to this Agreement and in furtherance of the transactions contemplated by this Agreement, which Buyer and Seller agree represents a reasonable approximation of the damages likely to be incurred by Buyer in connection with this Agreement, provided Seller shall not be obligated to pay such sum if: (i) Seller terminates this Agreement under Sections 8.01(a) or 8.01(b), or (ii) Seller terminates under Section 8.01(e) for the failure of a condition that is the responsibility of Buyer that has not been cured by them as of the Closing Date, or (iii) Seller terminates under Section 8.01(d) because the failure to close by August 19, 2005 is due to the inability, for any reason, of Buyer and Buyer Principals and not Seller to close. Seller shall be obligated to pay such sum if it terminates this Agreement pursuant to Section 8.01 (f). Notwithstanding the foregoing, if the failure to close is due to the inability of Buyer, due to a characteristic of Seller or a matter caused by the action or inaction of Seller, to obtain one or more required regulatory approvals, then Seller shall reimburse Buyer for all reasonable out of pocket expenses, not to exceed $50,000.00, incurred by Buyer in connection with the negotiation of the Term Sheet heretofore executed by the parties to this Agreement and in furtherance of the transactions contemplated by this Agreement.

(c) The provisions of this Section 8.04 shall not limit a party's right to indemnification contained in Article IX.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification by Buyer. Buyer shall indemnify and hold Seller free and harmless against any damages, claims, demands, losses, liabilities or expenses (including without limiting the generality of the foregoing, attorneys' fees and court costs) incurred by Seller on account of: (a) the breach of this Agreement by Buyer;

(b) any inaccuracy or falsity in a written representation or warranty which when made by Buyer was known or should have been known by Buyer to be inaccurate or false;

(c) any material inaccuracy in the representations and warranties of Buyer set forth herein; and

(d) any claim for a brokerage fee, finders fee or commission by any person or business entity purportedly acting on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby.

9.02 Indemnification by Seller. Seller shall indemnify and hold Buyer free and harmless against any damages, claims, demands, losses, liabilities or expenses (including without limiting the generality of the foregoing, attorney fees and court costs) incurred by Buyer on account of:

(a) the breach of this Agreement by Seller;

(b) any inaccuracy or falsity in a written representation or warranty which when made by Seller was known or should have been known by Seller to be inaccurate or false;

(c) any material inaccuracy in the representations and warranties of Seller set forth herein; and

(d) any claim for a brokerage fee, finders fee or commission by any person or business entity purportedly acting on behalf of Seller with respect to this Agreement or the transactions contemplated hereby.

9.03 Notification.

(a) If Seller learns of any matter for which Seller asserts Buyer is liable under Section 9.01, then in order to secure indemnification with respect thereto, Seller shall notify Buyer in writing of the existence of such matter within a reasonable time. Buyer shall have the right (but not the obligation) at its sole expense and in the name of Seller or Bank (as may be appropriate) to contest any matter involving a third party for which indemnification or defense has been sought by Seller, provided Buyer proceed in good faith, expeditiously and diligently. Seller shall cooperate and cause the Bank to cooperate with Buyer in such contest provided any expenditures incurred in connection with such cooperation shall be paid by Buyer. If Buyer does not serve on Seller a written notice of its intention to defend or does not commence to contest any matter within ten days after receipt of notice from Seller of the existence of such matter or if Buyer disputes that it is liable to Seller for any sum pursuant to Section 9.01 hereof or otherwise, the right to defend such claim shall be deemed waived and Seller shall have full right and power to defend or otherwise deal with and dispose of the matter. Seller shall not pay or otherwise settle, compromise or deal with any matter for which Buyer may be liable under Sections 9.01 hereof or otherwise so long as Buyer is contesting the matter in good faith, expeditiously and diligently in accordance with this Agreement, and no final judgment has been entered against the Seller or Bank, except to the extent any such claim or matter may impair the ability of Seller to engage in its business, in which event Seller shall have the absolute right to pay, settle, compromise or otherwise dispose of such claim or matter.

(b) If Buyer learns of any matter for which it asserts Seller is liable under Section 9.02, then the provisions set out in this Section 9.03 above shall apply with equal force and effect to any such assertion of liability by Buyer with regard to Seller, as if fully repeated and set out herein.

(c) The remedies provided in this Article IX shall not be exclusive of or limit any other remedies that may be available to any party to this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Expenses. Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, including any filing fees due to any regulatory agency seeking permission for Buyer to purchase the Shares.

10.02 Notices. All notices or other communications required to be given hereunder shall be in writing and delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telegram or telex or telefax to the following addresses:

(a) If to Seller:

W. Bibb Lamar, Jr., President

BancTrust Financial Group, Inc.

Post Office Box 3067 (36652)

100 St. Joseph Street

Mobile, Alabama 36602

Telephone No.: 251/431-7800

Telefax No.: 251/431-7851

with a copy to:

Brooks P. Milling, Esquire

Hand Arendall, L.L.C.

Post Office Box 123 (36601)

3000 AmSouth Bank Building

107 St. Francis Street

Mobile, Alabama 36602

Telephone No.: 251/432-5511

Telefax No.: 251/544-1624

(b) If to Buyer:

c/o Stratton F. Lewis, Jr.

31385 Alabama Highway 10

P.O. Box 128

Sweet Water, AL 35223

Telephone No: (334) 994-4113

Telefax No.: (334) 994-4716

with a copy to:

J. Paul Compton, Jr., Esq.

Bradley Arant Rose & White LLP

One Federal Place

1819 5th Avenue North

Birmingham, Alabama 35203-2104

Telephone No.: 205/521-8381

Telefax No.: 205/488-6381

10.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

10.04 Survival of Covenants, Representations and Warranties. The representations and warranties contained herein may be enforced by the Seller or the Buyer and shall survive the Closing for one year, except for tax representations and warranties, which shall survive according to their terms. The covenants shall survive according to their individual terms.

10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

10.06 Headings. The Article and Section headings used in this Agreement have been inserted for convenience of reference only and shall not be construed to affect the meaning or interpretation of any provision, term or condition hereof.

10.07 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Alabama without giving effect to the principles of conflicts of laws thereof.

10.08 Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and supersedes all prior written or oral agreements relating to the purchase of the Shares by Buyer, provided, however, that this Section does not prohibit Seller from completing and updating the Schedules prior to Closing.

10.09 Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

10.10 Assignment. The parties may not assign their respective rights and obligations under this Agreement without the prior written consent of the other party, which may withheld in such party's discretion.

IN WITNESS WHEREOF, the parties hereto have each, by and through their duly authorized and acting officers where applicable, executed and delivered this Agreement as of the day and year first above written.
BANCTRUST FINANCIAL GROUP, INC.

By:/s/W. Bibb Lamar, Jr.
W. Bibb Lamar, Jr.
As its President and CEO

TOMBIGBEE BANCSHARES, INC.:

By:/s/Stratton F. Lewis, Jr.
Stratton F. Lewis, Jr.
Its Chief Executive Officer